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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           SEC File Number: 333-47977

                           NOTIFICATION OF LATE FILING

(Check One)     Form 10-K     Form 20-F    Form 11-K     Form 10-Q    Form N-SAR
            ---           ---          ---           ---           ---

                 For Period Ended: March 31, 1999


[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
               For the Transition Period Ended:____________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Full Name of Registrant:              AMERICAN ATM CORP.
                        --------------------------------------------------------

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Former Name if Applicable

Address of Principal Executive Office (Street and Number): 5061 North Dixie
                                                           Highway
                                                           ---------------------

City, State and Zip Code:   Boca Raton, Florida 33431
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                        PART II - RULE 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

                  (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion
    [ X ] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by
                 Rule 12b-25(c) has been attached if applicable.


                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period:

         Management is still in the process of determining operating results for the period ended March 31, 1999. The Company is diligently endeavoring to complete its 10-Q in as expeditious a manner as possible in light of the aforesaid circumstances. The Company, therefore, requests an extension within which to file its Form 10-Q for the three months ended March 31, 1999 of five calendar days following the prescribed due date as indicated in Part II (b) of the Form 12b-25.



                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Wayne Kight                  561                        367-8433
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            (Name)                (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been
         filed? If answer is no identify report(s). X Yes   No
                                                   ---   ---

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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof? X Yes    No
                                   ---   ---

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

         AMERICAN ATM CORP. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    May 17, 1999                By: /s/ Wayne Kight
                                         ----------------------------
                                         Wayne Kight
                                         Chief Executive Officer




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                                   ATTACHMENT

Question (3) of Item IV:


         The loss for the three months ended May 31, 1999 is expected to be double that of the Registrant's preceding quarter.